Exhibit 2
VOTING AGREEMENT
     This Voting Agreement dated as of May 20, 2008 is entered into by and among Panagiotis Zafet and Simon Zafet (together, the “Former Shareholders”), and United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., and Comet Shipholding, Inc. (collectively, the “Investors”), and Georgios Koutsolioutsos, Alexios Komninos and Ioannis Tsigkounakis (collectively, the “Inside Shareholders”), as shareholders or beneficial owners of interests in stock of Seanergy Maritime Corp., a Marshall Islands corporation (the “Company”), as the case may be (the Former Shareholders, the Investors and the Inside Shareholders are individually a “Shareholder” and collectively, the “Shareholders” when referred to with respect to either or both of the Company and Buyer), and the Company, as the sole shareholder of Seanergy Merger Corp., a Marshall Islands corporation (“Buyer”).
     WHEREAS, the Inside Shareholders currently own 2,750,000 outstanding shares (the “Insider Shares”) of capital stock of the Company (the “Common Stock”);
     WHEREAS, the Former Shareholders currently own 2,750,000 outstanding shares (the “Former Shareholder Shares”) of capital stock of the Company;
     WHEREAS, the Former Shareholders have transferred all their beneficial interests in the Former Shareholder Shares to the Investors on the date hereof pursuant to a Stock Purchase Agreement between them (the “Stock Purchase Agreement”), and such Former Shareholder Shares will be transferred to the Investors once they are released from escrow pursuant to the terms of an escrow agreement;
     WHEREAS, until such time as the Former Shareholder Shares are transferred to the Investors, the Former Shareholders have agreed to allow the Investors to act as their attorneys-in-fact for the sole purpose of taking certain actions with respect to this Voting Agreement, including but not limited to the execution of this Voting Agreement and any amendments thereto;
     WHEREAS, the Company and certain of the Shareholders, among others, have entered into a Master Agreement dated as of the date hereof (the “Master Agreement”);
     WHEREAS, pursuant to the Master Agreement, affiliates of the Investors have agreed to sell certain vessels and certain contracts to purchase vessels to Buyer, which is a wholly owned subsidiary of the Company (the “Business Combination”);
     WHEREAS, pursuant to the Master Agreement, the Investors have the right to receive shares of common stock (“Buyer Common Stock”) in Buyer if the Buyer achieves certain EBITDA targets for the year ended September 30, 2009, in accordance with the Master Agreement (the “Earnout Shares”), and additional shares of Buyer Common Stock if the Investors elect to convert their convertible promissory note made by the Buyer in favor of the Investors on the date of the initial closing of the Master Agreement into Buyer Common Stock (the “Note Shares” and together with the Earnout Shares, the “Investor Shares”);
     WHEREAS, in conjunction with and following the Business Combination, the Company plans to merge with and into Buyer with Buyer being the surviving corporation in such merger and all of the stock of the Company being exchanged on a one-for-one basis for Buyer Common Stock (the “Merger”);
     WHEREAS, the Shareholders intend that this Voting Agreement apply to the Company before and until the time of the Merger and then apply to Buyer, which shall be the surviving corporation, after the Merger;

     WHEREAS, if for some reason the Merger is delayed or does not occur and the Investors receive Investor Shares in Buyer at a time when the Company remains in existence, the Shareholders intend that this Voting Agreement apply to both the Common Stock and the Buyer Common Stock;
     WHEREAS, the number of Former Shareholder Shares and the number of Insider Shares owned by each Former Shareholder and each Inside Shareholder, as the case may be, is set forth next to such Former Shareholder’s or Inside Shareholder’s name on the signature page of this Voting Agreement and the number of Investor Shares anticipated to be issued to each of the Investors, assuming the Investors earn all the Earnout Shares and elect to convert all the Note Shares into Buyer Common Stock, is set forth next to each such Investor’s name on the signature page of this Voting Agreement;
     WHEREAS, as a condition to signing the Master Agreement, the Company and such Shareholders desire to enter into this Agreement so as to impose the within restrictions and obligations on the Shareholders for the mutual benefit of the parties hereto.
     In consideration of the mutual covenants contained herein and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
     1. Voting of Shares for Investor Nominees.
          (a) Commencing on the date hereof, all Shareholders shall vote or cause to be voted all Shares (as defined in Section 3 below) in the Company owned by him, her or it, or over which he, she or it has voting control, at such meeting or in such consent, and otherwise use his, her or its respective best efforts, so as to cause six (6) people named by the Investors to be elected to the Board of Directors of the Company. Notwithstanding the foregoing, until the earlier of the Merger or September 30, 2008, all Shareholders shall vote or cause to be voted all Shares (as defined in Section 3 below) in the Company owned by him, her or it, or over which he, she or it has voting control, at such meeting or in such consent, and otherwise use his, her or its respective best efforts, so as to cause three (3) people named by the Investors to be elected to the Board of Directors of the Company.
          (b) The six (6) members of the Board of Directors of the Company designated by the Investors shall be divided as equally as possible among Class A, Class B and Class C directors (as defined in the Company’s charter). The six (6) members of the Board of Directors designated by the Investors shall include at least three “independent” directors, as defined in the rules of the Securities and Exchange Commission and the rules of any applicable stock exchange.
          (c) With respect to the Company, the parties hereby agree that: (i) no director shall be removed from office without the consent of the Shareholder or Shareholders entitled to designate such director; (ii) any director may be removed from office at any time, with or without cause, at the request of the Shareholder or Shareholders entitled to designate such director or at the request of or upon the death of such director, and a director so removed shall be replaced by a nominee selected by the Shareholder or Shareholders entitled to designate such director; and (iii) a director removed or replaced by a Shareholder or Shareholders entitled to designate such director shall be deemed to have ceased to be a director and to have any of the powers or authorities of a director from and after the date of service upon the Company of notice of such removal and whether a shareholders’ meeting confirming his removal is held or not.
     2. Voting of Shares for Inside Shareholder Nominees
          (a) Commencing on the date hereof, all Shareholders shall vote or cause to be voted all Shares (as defined in Section 3 below) in the Company owned by him, her or it, or over which he, she or it has voting control, at such meeting or in such consent, and otherwise use his, her or its respective best efforts, so as to cause six (6) people named by the Inside Shareholders to be elected to the Board of Directors of the Company. Notwithstanding the foregoing, until the earlier of the Merger or September 30, 2008, all Shareholders shall vote or cause to be voted all Shares (as defined in Section 3 below) in the Company owned by him, her or it, or over which he, she or it has voting control, at such meeting or in such consent, and otherwise use his, her or its respective best efforts, so as to cause three (3) people named by the Inside Shareholders to be elected to the Board of Directors of the Company.
          (b) The six (6) members of the Board of Directors of the Company designated by the Inside Shareholders shall be divided equally among Class A, Class B and Class C directors (as defined in the Company’s charter). The six (6) members of the Board of Directors designated by the Inside Shareholders shall include at least three “independent” directors, as defined in the rules of the Securities and Exchange Commission and the rules of any applicable stock exchange.
          (c) With respect to the Company, the parties hereby agree that: (i) no director shall be removed from office without the consent of the Shareholder or Shareholders entitled to designate such director; (ii) any director may be removed from office at any time, with or without cause, at the request of the Shareholder or Shareholders entitled to designate such director or at the request of or upon the death of such director, and a director so removed shall be replaced by a nominee selected by the Shareholder or Shareholders entitled to designate such director; and (iii) a director removed or replaced by a Shareholder or Shareholders entitled to designate such director shall be deemed to have ceased to be a director and to have any of the powers or authorities of a director from and after the date of service upon the Company of notice of such removal and whether a shareholders’ meeting confirming his removal is held or not.
     3. Shares. Except as set forth in this Section 3, “Shares” shall mean only the Former Shareholder Shares, the Insider Shares and the Investor Shares, and any additional shares of Common Stock issued as a result of a stock dividend or stock split with respect to the Former Shareholder Shares, the Insider Shares and the Investor Shares. For purposes of clarification, except as specifically set forth in this Section 3, Shares shall not include any Common Stock acquired either upon the exercise of warrants originally issued immediately prior to the Company’s initial public stock offering or Common Stock purchased in the open market.
     4. Voting of Shares for Joint Board Nominee. During the term of this Agreement, all Shareholders shall vote or cause to be voted all Shares (as defined in Section 3 above) owned by him, her or it, or over which he, she or it has voting control, at such meeting or in such consent, and otherwise use his, her or its respective best efforts, so as to cause one person jointly selected by the Investors and the Inside Shareholders to be elected to the Board of Directors of the Company. If the Investors and the Inside Shareholders fail to agree on the joint nominee, then such vacancy on the Company Board of Directors shall be filled by reference to arbitration as set forth in Section 10(c) hereof.
     5. Size of Board; Required Affirmative Vote of Board on Certain Actions; Amendment to Bylaws. The Shareholders shall vote at a regular or special meeting of shareholders such Shares that they own in each of the Company and Buyer to ensure that the size of the Board of Directors of the Company and Buyer shall be set at thirteen (13) members. The Board of Directors of each of the Company and Buyer shall establish a shipping committee (the “Shipping Committee”) of three (3) directors to consider and vote upon all matters involving shipping and ship finance. The Board of Directors of each of the Company and Buyer shall delegate all such matters to their respective Shipping Committee. The Boards of Directors of each of the Company and Buyer shall cause their respective Shipping Committee to be composed of two “inside” directors appointed by the Investors and one director (either “inside” or “independent”) appointed by the Inside Shareholders. Any vacancies on the Shipping Committees shall be filled by the party that made the appointment of the person whose resignation or removal has caused such vacancies. If requested by a third party, the Board of Directors shall ratify any and all actions taken by the Shipping Committee as the acts of the Board of Directors. The Board of Directors of the Company and the Buyer agree, and the Articles of Incorporation and bylaws of the Buyer shall be amended to provide, that the respective Boards of Directors may not (i) dissolve the Shipping Committee; or (ii) alter the duties or composition of the Shipping Committee without an affirmative vote of not less than 80% of the Board of Directors. In addition, the bylaws of Buyer shall be amended to provide that the provisions of such bylaws relating to (i) the Shipping Committee; and (ii) the duties of the Chief Executive Officer, including but not limited to those relating to the voting of securities owned by Buyer set forth in Section 4.3, may not be amended without the affirmative vote of not less than 80% of the Board of Directors. Notwithstanding the foregoing, any transactions involving the issuance of the Company’s or Buyer’s capital stock or transactions involving a related party shall not be referred to the Shipping Committee, regardless of subject matter, but shall instead be considered by the entire Board of Directors. Buyer, in its capacity as sole shareholder of Buyer’s subsidiaries that handle shipping matters, shall vote its shares so as to ensure that the composition of their respective boards of directors mirrors that of the Shipping Committee. The parties hereto acknowledge and agree to use their respective best efforts to promptly amend the Company’s and Buyer’s Articles of Incorporation and bylaws to provide for a staggered board of directors to facilitate the implementation of the Shipping Committee.
     6. Officers of the Company and Buyer. Beginning on the date hereof and continuing through the term of this Agreement, Dale Ploughman and Georgios Koutsolioutsos shall serve as Chief Executive Officer and Chairman of the Board of Directors of the Company and Buyer, respectively. If Mr. Ploughman is unable or unwilling to serve in such position, the Investors shall have the right to appoint his replacement.
     7. Termination. This Agreement (other than the obligations of the Company and the Buyer under Section 9 hereof, which shall survive any termination hereof) shall terminate in its entirety two (2) years after the date hereof. Notwithstanding the foregoing, if the Investors should own less than 50% of the Former Shareholder Shares and the Investor Shares (combined as if they were all issued in the Company), the Inside Shareholders shall have the option to terminate this Voting Agreement, and if the Inside Shareholders should own less than 50% of the Insider Shares, the Investors shall have the option to terminate this Voting Agreement.
     8. No Revocation. This Voting Agreement is coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with Sections 7 or 10 hereof. Nothing in this Section 8 shall be construed as limiting the provisions of Sections 7 or 10 hereof.
     9. Restrictive Legend. All certificates of the Company representing Shares owned by the Shareholders shall, for so long as this Voting Agreement shall remain in effect, have affixed thereto a legend substantially in the following form:
“The shares of stock represented by this certificate may be subject to certain voting agreements as set forth in a Voting Agreement, as amended from time to time, by and among the company and certain named Shareholders of the company, a copy of which is available for inspection at the offices of the Secretary of the company.”
     The Company shall cooperate with the Shareholders to facilitate the removal of such legend if this Voting Agreement shall be terminated or prior thereto if Shares shall be sold, assigned or otherwise transferred by a Shareholder to an unaffiliated third party.

     10. General.
          (a) Severability. The invalidity or unenforceability of any provision of this Voting Agreement shall not affect the validity or enforceability of any other provision of this Voting Agreement.
          (b) Specific Performance. Each party acknowledges and agrees that there can be no adequate remedy at law for any breach by such party of the terms of this Voting Agreement, that any such breach may result in irreparable harm to the non-breaching party for which monetary damages would be inadequate to compensate the non-breaching party, and that the non-breaching party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such party under this Voting Agreement, without the necessity of posting any bond or security.
          (c) Effect of Merger. On and after the effective date of the Merger, all references to the Company in this Voting Agreement shall instead refer to the Buyer and all references to Common Stock shall instead refer to Buyer Common Stock, and this Voting Agreement shall remain equally as applicable to the Buyer and the Buyer Common Stock as it had been to the Company and the Common Stock.
          (d) Absence of Merger. If the Merger has not occurred by September 30, 2009, then all references to the Company in this Voting Agreement shall refer to both the Company and to the Buyer and all references to Common Stock shall refer both to Common Stock and Buyer Common Stock. In essence, the Shareholders who own Common Stock shall vote pursuant to this Voting Agreement with respect to the Company, and the Shareholders who own Buyer Common Stock, including the Company, shall vote Buyer Common Stock pursuant to this Voting Agreement with respect to the Buyer.
          (e) Governing Law; Consent to Jurisdiction. This Voting Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof. Any dispute regarding this Agreement shall be exclusively referred to arbitration in London in accordance with the Arbitration Act 1996 (London and Wales) or any statutory modification or re-enactment thereof, and the parties agree to submit to the personal and exclusive jurisdiction and venue of such arbitrators. Any and all disputes hereunder shall be referred by the parties hereto to three arbitrators, each party to appoint one arbitrator and the two so appointed shall appoint the third who shall and as chairman of such panel of arbitrators. Upon receipt by one party of the nomination in writing of such other party’s arbitrator, that party shall appoint its arbitrator within ten days, failing which the decision of the single arbitrator appointed shall apply. The two arbitrators so appointed shall appoint the third arbitrator within ten days, failing which the single arbitrator shall act as sole arbitrator and any decision of the sole arbitrator shall be binding on both parties. The arbitration shall be conducted in accordance with the terms of the London Maritime Arbitrators Association then in effect. For purposes of this Section of this Agreement, the Investors shall be deemed to be one party and the Inside Shareholders shall be deemed to be one party.
          (f) Notices. All notices, requests, consents and other communications under this Voting Agreement shall be in writing and shall be deemed delivered (i) upon delivery when delivered personally, (ii) upon receipt if by facsimile transmission (with confirmation of receipt thereof), or (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

          If to any Inside Shareholder:
c/o Vgenopoulos & Partners Law Firm
15, Filikis Eterias Square
10673 Athens, Greece
Facsimile: +30-210-7231-462
Attention: John Papapetros
          If to any Investor or Former Shareholder:
Investor or Former Shareholder Name
c/o 11 Poseidonos Avenue
16777 Elliniko
Athens, Greece
Attention: Dale Ploughman
Facsimile: +30-210-898-3595
          With a copy (which shall not constitute notice) to:
Investor or Former Shareholder Name
c/o 11 Poseidonos Avenue
16777 Elliniko
Athens, Greece
Attention: Evan Breibart
Facsimile: +30-210-898-5430
Broad and Cassel
2 S. Biscayne Boulevard, Suite 2100
Miami, Florida 33131
Attention: A. Jeffry Robinson, Esq.
Facsimile: +1-305-343-9443
     Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.
          (g) Complete Agreement. This Voting Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior Voting Agreements and understandings relating to such subject matter.
          (h) Amendments and Waivers. This Voting Agreement may be amended or terminated and the observance of any term of this Voting Agreement may be waived with respect to all parties to this Voting Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Investors who own a majority of the Investor Shares (as to Investor Shares and Former Shareholder Shares) and with the written consent of the Inside Shareholders who own a majority of the Insider Shares. No waivers of or exceptions to any term, condition or provision of this Voting Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
          (i) Assignment or Transfer of Common Stock. If any Inside Shareholder desires to transfer Insider Shares, any Investor desires to transfer Investor Shares (or the rights to Former

Shareholder Shares), or if any Earnout Shares or Note Shares will be issued to a person or entity other than an Investor, the transferee of such shares or the new nominee named to receive Earnout Shares or Note Shares must sign a counterpart of this Voting Agreement and agree to be bound hereto as a condition to the transfer or receipt of such shares of Common Stock.
          (j) Pronouns. Whenever the context may require, any pronouns used in this Voting Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
          (k) Counterparts; Facsimile Signatures. This Voting Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Voting Agreement may be executed by facsimile signatures.
          (l) Filing of Beneficial Ownership Reports with the Commission. The parties hereto acknowledge that they may, by virtue of the agreements herein contained, constitute a “group” for purposes of Section 13 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and shall cooperate with each other to timely prepare and file any and all beneficial ownership reports required to be filed with the Commission as a “group” thereunder.
          (m) Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this Voting Agreement to a particular section or subsection shall refer to a section or subsection of this Voting Agreement, unless specified otherwise.
          (n) Further Assurances. Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other documents and instruments as are reasonably required for the performance of such party’s obligations hereunder and will take all commercially reasonable actions as may be necessary to consummate the transactions contemplated hereby and to effectuate the provisions and purposes hereof.
(Remainder of page intentionally left blank. Signature pages to follow.)

     IN WITNESS WHEREOF, this Voting Agreement has been executed by the parties hereto as of the day and year first above written.

The Former Shareholders

/s/ Panagiotis Zafet

Panagiotis Zafet, by his attorney-in-fact		Number of Former
Shareholder Shares

/s/ Simon Zafet

Simon Zafet, by his attorney-in-fact		Number of Former
Shareholder Shares

The Investors

UNITED CAPITAL INVESTMENTS CORP.

Number of Investor Shares
By:	/s/ Evan Breibart

Name: Evan Breibart
Title: Attorney in fact

ATRION SHIPHOLDING S.A.

Number of Investor Shares
By:	/s/ Evan Breibart

Name: Evan Breibart
Title: Attorney in fact

PLAZA SHIPHOLDING CORP.

Number of Investor Shares
By:	/s/ Evan Breibart

Name: Evan Breibart
Title: Attorney in fact

COMET SHIPHOLDING, INC.

Number of Investor Shares
By:	/s/ Evan Breibart

Name: Evan Breibart
Title: Attorney in fact

The Inside Shareholders

/s/ Georgios Koutsolioutsos

Georgios Koutsolioutsos		Number of Insider Shares

/s/ Alexios Komninos

Alexios Komninos		Number of Insider Shares

/s/ Ioannis Tsigkounakis

Ioannis Tsigkounakis		Number of Insider Shares

SEANERGY MARITME CORP.

By:	/s/ Georgios Koutsolioutsos

Name: Georgios Koutsolioutsos
Title: President